Exhibit 99.01

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com
Xcel Energy elects Maria Demaree to board of directors
Demaree is a longtime technology, innovation leader from Lockheed Martin

MINNEAPOLIS (December 17, 2025) — Xcel Energy Inc. (NASDAQ: XEL) announced today that Maria Demaree has been elected to its board of directors, effective December 17, 2025.

Demaree has been with Lockheed Martin for more than three decades, most recently serving as senior vice president, Enterprise Business and Digital Transformation, and chief information officer. She leads the defense technology company’s enterprise IT strategy, including its 1LMX transformation program, encompassing digital enablement, IT delivery and operations, data and analytics, cybersecurity and classified IT transformation. Her organization includes more than 5,000 professionals worldwide and touches technology, culture and processes across the company.

Demaree also has been vice president and general manager for each of Lockheed Martin’s National Security Space, Special Programs and Mission Solutions businesses, overseeing multi-billion-dollar portfolios and programs for defense and intelligence customers.

“Maria’s appointment reflects our commitment to strengthening our capabilities in technology delivery, information security and digital innovation — three areas critical to the energy industry’s ongoing transformation,” said Bob Frenzel, chairman, president and CEO of Xcel Energy. “We are pleased to welcome Maria to our board and believe that our company will greatly benefit from her expertise as we implement advanced systems to make energy work better for our customers.”

Demaree will serve on the Audit committee and Operations, Nuclear, Environmental and Safety (ONES) committee.

“I’m honored to join the Xcel Energy board at such a pivotal moment in our nation’s energy history,” said Demaree. “I look forward to contributing to the board as Xcel Energy continues its innovation and growth, making energy work better for its customers and stakeholders.”

Demaree holds a Master of Science degree in Systems Engineering from the University of Pennsylvania and a Bachelor of Science degree in Computer Science from Pennsylvania State University.

# # #

Exhibit 99.01

About Xcel Energy
Xcel Energy (NASDAQ: XEL) is a leading energy provider, dedicated to serving millions of customers with excellence. We make energy work better for customers, helping them thrive every day. That means always raising the bar — delivering better service and providing more reliable, resilient and sustainable energy.

We are committed to leading the clean energy transition, meeting our customers’ need for more, cleaner power, while keeping bills as low as possible. Because the people we serve depend on us to power their lives.

Headquartered in Minneapolis, we work every day to generate and distribute electricity and gas to customers across eight states: Minnesota, Colorado, Wisconsin, Michigan, North Dakota, South Dakota, New Mexico, and Texas. For more information, visit xcelenergy.com or follow us on X and Facebook.